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                                ITT CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           HILTON HOTELS CORPORATION

                                HLT CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

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          TO ALL ITT CORPORATION SHAREHOLDERS:

                                 THERE IS NO AUCTION
                                AFTER NOVEMBER 12TH!

                        IF HILTON'S NOMINEES ARE NOT ELECTED,
                               HILTON'S OFFER IS GONE.

         Over the last nine months, the board and management of ITT Corporation has done everything in its power to avoid selling the Company. If Rand Araskog and his directors had their way, ITT would never be sold.

         It was only a few weeks ago that the incumbent board and management tried to cram down ITT's inferior "Comprehensive Plan" without seeking ITT shareholder approval. Remember what the Nevada Federal Court concluded about ITT's attempts to evade Hilton and the ITT shareholders with its "Comprehensive Plan":

                         "IT HAS AS ITS PRIMARY PURPOSE THE
                      ENTRENCHMENT OF THE INCUMBENT ITT BOARD"1

         Now the same ITT Board is urging shareholders to vote for ITT's slate of directors so that ITT can hold an "auction" of the Company. But, if the incumbent directors are elected at the November 12th Annual Meeting there will be no auction and no Hilton offer. How can you even be sure ITT would complete the proposed Starwood sale?

         ITT now seeks to take credit for value created by Hilton's offer, despite having fought it every step of the way. VALUE HAS BEEN CREATED IN SPITE OF THE ITT BOARD. It was only THE EFFORTS OF HILTON and THE DECISION OF THE UNITED STATED DISTRICT COURT IN NEVADA that prevented ITT from depriving shareholders of your right to vote to determine the future of your company.

                              TRUSTING ITT IS A GAMBLE

                       PLEASE VOTE THE WHITE PROXY CARD TODAY!

                 Elect Hilton's Nominees on November 12 For A Board
                       That Is Truly Committed To Selling ITT

                                      IMPORTANT
         DO NOT DELAY! Vote the WHITE proxy card as soon as you receive it.
         REMEMBER--Tuesday the 11th of November is a U.S. post office holiday with no regularly scheduled mail deliveries. TO BE SURE YOUR PROXY IS RECEIVED IN TIME PLEASE USE EXPRESS MAIL, FEDEX, OR UPS NEXT DAY MAIL. If you have any questions or need assistance in completing the WHITE proxy card, please contact:

                  [LOGO OF     156 Fifth Avenue, New York, New York  10010
                  MACKENZIE           (212) 929-5500 (call collect)
                  PARTNERS, INC.]                 or
                                    CALL TOLL-FREE (800) 322-2885

                                      [LOGO OF
                                       HILTON
                                 HOTELS CORPORATION]


         1  Hilton Hotels Corporation and HLT Corporation vs. ITT
         Corporation, United States District Court, District of Nevada LEXIS 15707, p.28. (October 2, 1997, PMP).


         TO ALL ITT CORPORATION SHAREHOLDERS:

                            NOW IS THE TIME TO CHOOSE

         After nine months of being stiff-armed by ITT's incumbent Board, you finally have the right to choose. The incumbent directors took every step possible to deprive you of this vote, but thanks to Hilton's efforts, the choice is now yours.

                            HILTON'S OFFER IS SUPERIOR

         Hilton's $80 offer is far superior to the ITT/Starwood recap plan. With Hilton's offer you get:

              MORE CASH: $2.2 BILLION MORE. And soon--WITHIN 10 DAYS AFTER THE ELECTION. With ITT/Starwood, you'll see nothing for months, if ever.

              MORE CERTAINTY: Hilton is committed to A QUICK CLOSING. The ITT/Starwood plan has significant regulatory hurdles and is conditioned on the validity of Starwood's questionable tax breaks--tax breaks that Congress plans to review. And then there's the "ITT factor"--ARE YOU REALLY CONVINCED THE INCUMBENT BOARD WILL CLOSE?

              MORE VALUE: In addition to more cash, you get SHARES IN A POWERHOUSE COMPANY--the world's largest lodging and gaming company--and share value protected by CVPs. With ITT/ Starwood, you get a thinly-traded, high multiple stock, in a company consisting of more than two thirds of assets you already own. Isn't this just an ITT acquisition of Starwood--at an inflated price?

              TAX FREE STOCK: Hilton will restructure its second step merger so that THE SHARES YOU RECEIVE WILL BE TAX FREE. Shareholders who prefer tax free treatment can choose TAX FREE SHARES, WITH PROTECTED SHARE VALUE, leaving EVEN MORE CASH FOR THOSE WHO PREFER IT. With ITT/Starwood, all the stock you receive is taxable--YOU MIGHT NOT EVEN GET ENOUGH CASH TO PAY YOUR TAXES.

                     THERE IS NO AUCTION AFTER NOVEMBER 12TH

         An auction? A "special committee"? Nine months after Hilton began its offer, four months after the incumbent Board tried to end run ITT shareholders with their illegal "comprehensive plan," three weeks after the incumbents committed over $250 million of break-up fees to Starwood without even speaking with Hilton? And only a few days prior to the election? DO YOU REALLY BELIEVE IT? We don't, and we won't play this game. IF THE INCUMBENT ITT DIRECTORS ARE REELECTED, THE HILTON OFFER IS GONE.

                                THE CHOICE IS NOW!

                      PLEASE VOTE THE WHITE PROXY CARD TODAY


                                    IMPORTANT
         DO NOT DELAY! Vote the WHITE proxy card as soon as you receive it. REMEMBER--Tuesday the 11th of November is a U.S. post office holiday with no regularly scheduled mail deliveries. TO BE SURE YOUR PROXY IS RECEIVED IN TIME PLEASE USE EXPRESS MAIL, FEDEX, OR UPS NEXT DAY MAIL. If you have any questions or need assistance in completing the WHITE proxy card, please contact:

                  [LOGO OF     156 Fifth Avenue, New York, New York  10010
                  MACKENZIE           (212) 929-5500 (call collect)
                  PARTNERS, INC.]                 or
                                    CALL TOLL-FREE (800) 322-2885

                          [LOGO OF HILTON HOTELS CORPORATION]


                          [LOGO OF HILTON HOTELS CORPORATION]

                                       Contacts:
                                       Marc A. Grossman
                                       Sr. Vice President - Corporate Affairs
                                       In New York 11/10
                                       212-371-5999

                                       Joele Frank
                                       Abernathy MacGregor Group
                                       212-371-5999

         FOR IMMEDIATE RELEASE

                 HILTON SAYS ITS $80 OFFER FOR ITT IS STILL SUPERIOR TO
                   STARWOOD'S BID; HILTON IRREVOCABLY AMENDS OFFER
                  TO PROVIDE FOR AUTOMATIC TERMINATION IF INCUMBENT
                                 DIRECTORS REELECTED


                  Beverly Hills, Calif., November 10, 1997   Hilton Hotels
         Corporation (NYSE:HLT) announced today that it will not revise its $80 per share offer for ITT Corporation (NYSE:ITT). Hilton urges ITT shareholders to accept the offer by electing Hilton's nominees to replace the incumbent directors on November 12. After carefully examining Starwood Lodging's latest risky and uncertain proposal for ITT, announced last Friday, Hilton remains convinced that Hilton's $80 offer is clearly superior.

                  Hilton also announced that it has irrevocably amended its $80 tender offer to provide that the offer will automatically terminate if a majority of ITT's incumbent directors are reelected.

                  "Hilton's offer will provide ITT shareholders with $5.2 billion in cash, within days," said Stephen F. Bollenbach, president and chief executive officer of Hilton. "That's over $2.2 billion more than Starwood is proposing to pay several months from now, if the Starwood proposal is completed at all."

                  In addition, Hilton will provide ITT shareholders with two Hilton shares for each ITT share exchanged in Hilton's second-step merger, together with contingent value preferred shares. The contingent value shares guarantee that the Hilton shares will be worth $80 per ITT share within one year (so long as Hilton's stock price is at least $28).

                  Hilton also announced that, if the Hilton nominees are elected, Hilton intends to restructure its second-step merger so that the Hilton common stock received by ITT shareholders in the merger would be tax-free. This will permit ITT shareholders who desire this tax-free treatment for all their ITT shares to exchange their shares in the merger, rather than tendering into the cash tender offer. Hilton noted that the Starwood proposal, in contrast, would be fully taxable.

                                   - more -

                               WORLD HEADQUARTERS
              9336 Civic Center Drive, Beverly Hills, California 90210
                 Telephone 310-278-4321 Reservations 1-800-HILTONS

                  Mr. Bollenbach said, "We fought for nine months to give ITT shareholders this choice, a choice that the incumbent directors fought equally hard to deny them. We have every confidence that ITT shareholders will make the right decision to elect our nominees and accept our offer. In contrast, the incumbent board has done everything in its power to prevent Hilton from acquiring ITT. We know that we will never win any 'auction' if the incumbent directors are reelected. I will not allow Hilton to be dragged through such a process."

                  Mr. Bollenbach added, "The ITT shareholders now have a very clear choice. They can accept our offer on November 12 by electing the Hilton nominees. Or they can roll the dice with an incumbent board that has shown them nothing but contempt, and a risky,

         uncertain Starwood proposal that may or may not ever be completed. We believe the choice is obvious."

                                       #  #  #

         Note to editors: Full text of Mr. Bollenbach's letter to ITT shareholders is attached.

         Note to editors: There will be a media conference call November 10, 1997 at 12:00 p.m. EST, memorandum is attached.

                      [LOGO OF HILTON HOTELS CORPORATION]




                                  November 10, 1997






         Dear ITT Shareholder:

                  In just two days, on November 12, you will have a clear choice. On that day you will finally have the chance, for the first and only time, to accept Hilton's $80 per share offer for ITT by electing Hilton's nominees to the ITT board. If you elect the Hilton slate, Hilton expects to complete its $80 per share tender offer for 65 million ITT shares, about 55.5% of the outstanding shares, within 10 days after the election. We expect to complete our second-step merger for the remaining ITT shares within 90 days thereafter.

                  Hilton has fought long and hard to give you this choice. We trust you to make it fairly. If you vote to accept our offer by electing our nominees, we pledge to close our offer quickly. If you vote to reject our offer by reelecting the incumbent directors, our offer will terminate automatically.

                  When you make this choice, we ask you to remember that the incumbent ITT directors embraced a proposal from Starwood three weeks ago, without ever having even talked to Hilton, as part of their self-proclaimed "war" to defeat the Hilton offer. Starwood in effect admitted last Friday that its purported $82 proposal, which the incumbent ITT directors accepted, was inferior to Hilton's $80 offer. On Friday, Starwood tried to address its inferiority by making a purported $85 proposal. But significant risks and uncertainties make the value of this latest proposal far lower than its nominal price.

                  Hilton is convinced that its $80 offer is still clearly superior to the Starwood proposal. Hilton's offer will provide ITT shareholders with over $2.2 billion more cash than Starwood's proposal, and will be paid months sooner. Indeed, the Starwood proposal might never be completed at all. The value of the Hilton shares to be issued in Hilton's second-step merger will be protected by contingent value preferred stock, a protection that Starwood has refused to provide for the Starwood shares it proposes to issue.

                  Starwood's merger proposal remains subject to a number of material conditions to closing. In addition to requiring regulatory approvals, third-party consents and the approval of both ITT's and Starwood's shareholders, the Starwood merger proposal may be called off by either Starwood or ITT if there is "any federal legislative or regulatory change" that would cause Starwood to lose its controversial grandfathered "paired-share" tax status. ITT may also call off the proposed merger if Starwood's counsel does not deliver a legal opinion stating that the merger, and other transactions contemplated by the Starwood merger agreement, would not cause Starwood to lose its grandfathered paired-share status. These conditions leave substantial doubt as to whether the Starwood proposal will ever be completed.


                               WORLD HEADQUARTERS
              9336 Civic Center Drive, Beverly Hills, California 90210
                 Telephone 310-278-4321 Reservations 1-800-HILTONS

         ITT Shareholders
         November 10, 1997
         Page Two


                  As you probably know, Starwood's "paired-share" tax status is coming under increasing Congressional and IRS scrutiny. The Starwood proposal for ITT has put a spotlight on the very real question of whether there can be any justification for the tax advantages given to the handful of existing paired-share REITs.
         For example, Lee Sheppard, an independent tax commentator, notes that Starwood's substantial acquisition activity could jeopardize its tax status, given that "Congress could not have meant to permit expansion when it grandfathered paired-share REITs." 1 Ms. Sheppard also points out that Starwood's failure to qualify as a REIT from 1991 through 1994 could cause it to lose the grandfathering of its paired-share structure.

                  ITT's incumbent directors are now campaigning on the theory that, if reelected, they will conduct an "auction" for the company. They would have you believe that they have suddenly gotten religion, just days before the vote they fought so hard to deny you. They must think there is no limit to the number of times they can try to fool you. This is the same board that postponed ITT's annual meeting to allow shareholders to make a "more informed" decision, and then used the extra time to construct a plan to prevent you from having any decision. This is the same board that was found by the Nevada federal court to have acted to entrench themselves and deprive you of your vote. The court had to issue an injunction to stop them.


                  We are absolutely convinced that, if the incumbent directors are reelected, Hilton will never win any "auction" for ITT. I will accept the judgment of the ITT shareholders on our $80 offer. I will not accept the judgment of an incumbent board that has done everything in its power for the last nine months to prevent Hilton from acquiring ITT. This is why Hilton has amended its offer so that the offer will terminate automatically if you reelect a majority of the incumbent ITT directors.

                  The choice is clear.  We ask you to choose now.

                                            Sincerely,

                                            /s/ Stephen F. Bollenbach

                                            Stephen F. Bollenbach














________________________________________________________________________________
         1    Lee A. Sheppard, "Is ITT's White Knight a Giant Tax Shelter?"
         Highlights and Documents (November 7, 1997), at 1965. Permission of author for citation neither requested nor obtained.